     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 23, 2001
                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                         ------------------------------

                               QUIDEL CORPORATION
             (Exact name of Registrant as specified in its charter)

                              10165 MCKELLAR COURT
                              SAN DIEGO, CA 92121
              (Address, including zip code, and telephone number,
       including area code, of Registrant's Principal Executive Offices)

           DELAWARE                       325410                   94-2573850
 (State or other jurisdiction        (Primary Standard          (I.R.S. Employer
              of                        Industrial            Identification No.)
incorporation or organization)  Classification Code Number)

                               CHARLES J. CASHION
                  SENIOR VICE PRESIDENT, CORPORATE OPERATIONS,
                     CHIEF FINANCIAL OFFICER AND SECRETARY
                              10165 MCKELLAR COURT
                              SAN DIEGO, CA 92121
                                 (858) 552-1100

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:

                               MARK W. SHURTLEFF
                          GIBSON, DUNN & CRUTCHER LLP
                         JAMBOREE CENTER, 4 PARK PLAZA
                            IRVINE, CALIFORNIA 92614
                                 (949) 451-3800
                         ------------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     From time to time after the Registration Statement becomes effective.
                         ------------------------------

    If the only securities being registered in this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                    PROPOSED MAXIMUM     PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF                  AMOUNT TO         OFFERING PRICE          AGGREGATE            AMOUNT OF
        SECURITIES TO BE REGISTERED            BE REGISTERED (1)      PER SHARE (2)       OFFERING PRICE      REGISTRATION FEE
Common Stock, par value $.001 per share.....       2,486,514              $3.36             $8,354,687            $2,088.67

(1) Each share of Common Stock includes a right to purchase one one-thousandth of a share of Series C Junior Participating Preferred Stock, par value $.001 per share, of the Registrant, at an exercise price of $24, pursuant to the Rights Agreement, dated as of December 31, 1996, as amended, between the Registrant and American Stock Transfer & Trust Company, as Rights Agent.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) and based on the average of the high and the low price of the Common Stock of the Registrant as reported on
    April 17, 2001 on the Nasdaq National Market System.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS

                               QUIDEL CORPORATION
                              10165 MCKELLAR COURT
                              SAN DIEGO, CA 92121
                                 (858) 552-1100

                           [QUIDEL CORPORATION LOGO]

             2,486,514 SHARES OF COMMON STOCK OF QUIDEL CORPORATION

    This prospectus relates to 2,486,514 shares of our common stock that may be sold from time to time by the selling stockholders named in this prospectus. The selling stockholders acquired these shares of our common stock through a merger transaction between us and Litmus Concepts, Inc., a California corporation. As part of the consideration for acquiring Litmus, we issued to former shareholders and certain optionholders of Litmus the shares of common stock that are covered by this prospectus.

    This offering is not being underwritten. The selling stockholders may offer the shares through public or private transactions at the market price for our common stock at the time of the sale, a price related to the market price, a negotiated price or such other prices as the selling stockholders determine from time to time. See "Plan of Distribution" on page 16.

    All of the net proceeds from the sale of these shares of common stock will go to the selling stockholders. We will not receive any proceeds from sales of these shares.

    Our common stock trades on the Nasdaq National Market under the symbol "QDEL." On April 20, 2001, the closing sale price for the common stock was $3.75.
                            ------------------------

    THESE SECURITIES ARE SPECULATIVE AND INVOLVE RISKS. YOU SHOULD CAREFULLY CONSIDER THE FACTORS SPECIFIED UNDER THE CAPTION "RISK FACTORS" COMMENCING ON PAGE 4 OF THIS PROSPECTUS.
                            ------------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION. NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

    THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES WILL NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.
                            ------------------------

               THE DATE OF THIS PROSPECTUS IS             , 2001

                               TABLE OF CONTENTS


Quidel Corporation..........................................      3

Risk Factors................................................      4

Special Note Regarding Forward-Looking Statements...........     11

Use of Proceeds.............................................     11

Selling Stockholders........................................     12

Relationships with Selling Stockholders.....................     15

Plan of Distribution........................................     16

Legal Matters...............................................     17

Experts.....................................................     17

Where You Can Find More Information.........................     17

                             ABOUT THIS PROSPECTUS

    This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission. This prospectus provides you with a general description of the securities being offered. Please carefully read both this prospectus and any applicable prospectus supplement, together with additional information described under the heading "Where You Can Find More Information" on page 17 of this prospectus.

                               QUIDEL CORPORATION

    We are a worldwide leader in developing, manufacturing and marketing point-of-care rapid diagnostic tests for the detection and management of a variety of medical conditions and illnesses. These products provide health care professionals and consumers with accurate and cost-effective diagnostic information at the point-of-care. Our products are sold to professionals for use in physician's offices, hospitals, clinical laboratories, and wellness screening centers. We also manufacture a line of products sold to consumers through distribution partners and organizations that provide store branded products. Our products are substantially focused on women and family health in areas such as reproduction, infectious diseases, general health screening and diseases associated with the elderly.

    We commenced our operations in 1979 and launched our first products, dipstick-based pregnancy tests, in 1984. Our product base has expanded through internal development and acquisitions of other products. Our product areas are pregnancy and ovulation, infectious disease, autoimmune diseases, osteoporosis and urinalysis, for professional, research and home use.

    We market our products in the United States of America through a network of national and regional distributors, supported by a direct sales force. In Europe and the rest of the world, we sell and market from regionally based subsidiaries in the United Kingdom, Italy and Germany and through sales representation in Australia (encompassing the Pacific Rim) and Latin America and other international locations by channeling products through distributor organizations and sales agents.

    Our executive offices are located at 10165 McKellar Court, San Diego, California 92121, and our telephone number is (858) 552-1100.

                                  RISK FACTORS

    AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS RELATED TO OUR COMMON STOCK OFFERED BY THIS PROSPECTUS AND TO OUR BUSINESS AND OPERATIONS. YOU ALSO SHOULD CAREFULLY CONSIDER THE OTHER INFORMATION IN THIS PROSPECTUS AND IN THE DOCUMENTS INCORPORATED BY REFERENCE. SOME OF THESE FACTORS HAVE AFFECTED, IN THE PAST OR ARE CURRENTLY AFFECTING, OUR FINANCIAL CONDITION OR OPERATING RESULTS. ALL OF THESE FACTORS COULD AFFECT OUR FUTURE FINANCIAL CONDITION OR OPERATING RESULTS. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCURS, OUR BUSINESS, INCLUDING OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS, COULD BE HARMED. IF THAT HAPPENS, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

OUR OPERATING RESULTS MAY FLUCTUATE, WHICH COULD HAVE A NEGATIVE EFFECT ON THE
  PRICE OF OUR COMMON STOCK

    Fluctuations in our operating results, for any reason, that decrease sales or profitability could cause our growth or operating results to fall below the expectations of investors and securities analysts, and this could cause our stock price to decline. We were not profitable for the year ended December 31, 2000, and we may not continue our revenue growth or achieve profitability. Operating results may continue to fluctuate, in a given quarter or annual period, from prior periods as a result of a number of factors, many of which are outside of our control. These include:

    - seasonal fluctuations in our sales of strep throat and influenza tests, which are generally highest in fall and winter;

    - changes in the level of competition;

    - changes in economic conditions in our domestic and international markets;

    - delays in shipments of our products to customers or from suppliers;

    - manufacturing difficulties and fluctuations in our manufacturing output, including those arising from constraints in our manufacturing capacity;

    - actions of our major distributors;

    - adverse product reviews or delays in product reviews by regulatory agencies;

    - the timing of significant orders;

    - changes in the mix of products we sell; and

    - costs, timing and the level of acceptance of new products.

OUR PRODUCTS AND MARKETS REQUIRE CONSIDERABLE RESOURCES TO DEVELOP, AND THIS
  COULD HAVE A NEGATIVE EFFECT ON OUR PROFITS

    The development, manufacture and sale of diagnostic products require a significant investment of resources. Our increased investment in sales and marketing activities, manufacturing scale-up and new product development is continuing to increase our operating expenses, and our earnings will be adversely affected if our sales and gross profits do not correspondingly increase, or if our product development efforts are unsuccessful or delayed. Development of new markets also requires a substantial investment of resources, and, if adequate resources are not available, we may be required to delay or scale back market developments.

DELAYS IN MANUFACTURING OUR PRODUCTS COULD REQUIRE US TO SPEND CONSIDERABLE
  RESOURCES AND COULD HARM CUSTOMER RELATIONSHIPS

    If we experience significant demand for our products, we may require additional capital resources to meet these demands. If we are unable to develop necessary manufacturing capabilities, our sales could be adversely affected. Failure to increase production volumes, if required, in a cost-effective manner, or lower than anticipated yields or production problems encountered as a result of changes in the manufacturing process, could result in shipment delays as well as increased manufacturing costs, which could also have a material adverse effect on our sales.

    The majority of raw materials and purchased components used to manufacture our products are readily available. However, some of these materials are obtained from a sole supplier or a limited group of suppliers. The reliance on sole or limited suppliers and the failure to maintain long-term agreements with other suppliers involve several risks, including the inability to obtain an adequate supply of raw materials and components and reduced control over pricing, quality and timely delivery. Although we attempt to minimize our supply risks by maintaining an inventory of raw materials and continuously evaluating other sources, any interruption in supply could have a material adverse effect on our sales or cost of sales.

    In 2001, we plan to begin manufacturing our urinalysis products in Marburg, Germany. Currently, we contract with a third party to manufacture these products. Any delays or problems encountered in the integration of this process could result in shipment delays and increased manufacturing costs and could have a material adverse effect on our results of operations.

THE LOSS OF KEY DISTRIBUTORS OR AN UNSUCCESSFUL EFFORT TO DIRECTLY DISTRIBUTE
  OUR PRODUCTS COULD LEAD TO REDUCED SALES

    We rely primarily on a small number of key distributors to distribute our products. The loss or termination of our relationship with any of these key distributors could significantly disrupt our business unless suitable alternatives can be timely found. Finding a suitable alternative may pose challenges in our industry's competitive environment. Another suitable distributor may not be found on satisfactory terms. We could expand our efforts to distribute and market our products directly; however, this would require an investment in additional sales and marketing resources, including hiring additional field sales personnel, which would significantly increase our future selling, general and administrative expenses. In addition, our direct sales, marketing and distribution efforts may not be successful.

WE MAY NOT ACHIEVE EXPECTED MARKET ACCEPTANCE OF OUR PRODUCTS AMONG PHYSICIANS
  AND OTHER HEALTH CARE PROVIDERS, AND THIS WILL HAVE A NEGATIVE EFFECT ON FUTURE SALES GROWTH

    Clinical reference laboratories and hospital-based laboratories are significant competitors for our products and provide the majority of diagnostic tests used by physicians and other health-care providers. Our future sales depend on, among other matters, the capture of sales from these laboratories, and if we do not capture sales as expected our sales may not grow as much as we hope. We expect that these laboratories will compete vigorously to maintain their dominance of the testing market. Moreover, even if we can demonstrate that our products are more cost-effective or save time, physicians and other health care providers may resist changing their established source for these tests.

INTENSE COMPETITION IN THE DIAGNOSTIC MARKET MAY REDUCE OUR SALES

    The diagnostic test market is highly competitive. We have a large number of multinational and regional competitors making investments in competing technologies. A number of our competitors have a potential competitive advantage because they have substantially greater financial, technical, research and other resources, and larger, more established marketing, sales, distribution and service organizations we have. Moreover, some competitors offer broader product lines and have greater name recognition than we have. If our competitors' products are more effective or more commercially attractive than ours, our sales could be adversely affected. Competition also has a negative effect on our product prices and, as a result, our profit margins.

TO REMAIN COMPETITIVE WE MUST CONTINUE TO DEVELOP OR OBTAIN PROPRIETARY
  TECHNOLOGY RIGHTS; OTHERWISE, OTHER COMPANIES MAY INCREASE THEIR MARKET SHARE BY SELLING PRODUCTS THAT COMPETE WITH OUR PRODUCTS

    Our competitive position is heavily dependent on obtaining and protecting our proprietary technology or obtaining licenses from others. Our sales and profits can be significantly affected by the phase out of older products near the end of their product life cycles, as well as the success of new product introduction. Our ability to compete successfully in the diagnostic market depends on continued development and introduction of new proprietary technology and the improvement of existing technology. If we cannot continue to obtain and protect proprietary technology, our sales and profits could be adversely affected. Moreover, our current and future licenses may not be adequate for the operation of our business.

    Our ability to obtain patents and licenses, and their benefits, are uncertain. We have a number of issued patents and additional applications are pending. However, our pending patent applications may not result in the issuance of any patents, or if issued, the patents may not have priority over others' applications or may not offer protection against competitors with similar technology. Moreover, any patents issued to us may be challenged, invalidated or circumvented in the future. Further, we only have patents issued in selected countries. Therefore, third parties can make, use, and sell products covered by our patents in any country in which we do not have patent protection. We license the right to use our products to our customers under label licenses that are for research purposes only. These licenses could be contested and we cannot provide assurance that we would either be aware of an unauthorized use or be able to enforce the restrictions in a cost-effective manner. Also, we may not be able to obtain licenses for technology patented by others or on commercially reasonable terms. A failure to obtain necessary licenses could prevent us from commercializing some of our products under development.

WE MAY BE INVOLVED IN INTELLECTUAL PROPERTY INFRINGEMENT DISPUTES WHICH ARE
  COSTLY AND COULD LIMIT OUR ABILITY TO USE SOME TECHNOLOGIES IN THE FUTURE

    There are a large number of patents and patent applications in our product areas, and we believe that there may be significant litigation in our industry regarding patent and other intellectual property rights. Our involvement in litigation to determine rights in proprietary technology could adversely affect our sales because:

    - it would consume a substantial portion of managerial and financial resources;

    - its outcome would be inherently uncertain and a court may find the third-party claims valid and that we have no successful defense to such claims;

    - an adverse outcome could subject us to significant liability;

    - failure to obtain a necessary license upon an adverse outcome could prevent us from selling our current products or other products we may develop; and

    - protection of our rights may not be available under the law or may be inadequate.

THE UNCERTAINTY AND COST OF REGULATORY APPROVAL FOR OUR PRODUCTS MAY HAVE A
  NEGATIVE EFFECT ON OUR PROFITABILITY

    Our sales may be negatively affected by unexpected actions of regulatory agencies, including delays in the receipt of or failure to receive approvals or clearances, the loss of previously received approvals or clearances, and the placement of limits on the use of the products. The testing, manufacture and sale of our products are subject to regulation by numerous governmental authorities, principally the FDA and corresponding state and foreign regulatory agencies. Our future performance depends on, among other matters, our estimates as to when and at what cost we will receive regulatory approval for new products. However, complying with laws and regulations of these regulatory agencies can be a lengthy, expensive and uncertain process making the timing and costs of approvals difficult to predict.

WE ARE SUBJECT TO NUMEROUS GOVERNMENT REGULATIONS, COMPLIANCE WITH WHICH COULD
  INCREASE OUR EXPENSES

    Numerous laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control and disposal of hazardous or potentially hazardous substances impact our business operations. The costs of compliance with these laws could substantially increase our costs. Violations of these laws or laws regulating the manufacture and marketing of our products could result in substantial costs and loss of sales or customers. It is impossible to reliably predict the full nature and impact of future legislation or regulatory developments relating to our industry. To the extent the costs and procedures associated with meeting new requirements are substantial, our business and results of operations could be adversely affected.

VIOLATION OF GOVERNMENT REGULATIONS OR VOLUNTARY QUALITY PROGRAMS COULD RESULT
  IN LOSS OF SALES AND CUSTOMERS

    Certain products that we manufacture are regulated by the FDA. As such, we must register with the FDA and comply with the Quality System Regulations. Failure to comply with these regulations can lead to sanctions by the FDA such as observations made following inspections, warning letters, product recalls, fines, product seizures and consent decrees. Such actions by the FDA would be available to the public and could affect our ability to sell our products.

    ISO 9001 is an internationally recognized voluntary quality standard that requires compliance with a variety of quality requirements somewhat similar to Quality System Regulations. The operations of our manufacturing facilities are intended to comply with ISO 9001. Failure to comply with this voluntary standard can lead to observations of non-compliance or even suspension of ISO certification by the certifying unit. If we lose ISO certification, this loss could cause some customers to purchase products from other suppliers.

WE USE HAZARDOUS MATERIALS IN OUR BUSINESS THAT MAY RESULT IN UNEXPECTED AND
  SUBSTANTIAL CLAIMS AGAINST US RELATING TO HANDLING, STORAGE OR DISPOSAL

    Our research and development and manufacturing activities may involve the controlled use of hazardous materials, including chemicals and biological materials. The risk of accidental contamination or injury from these materials cannot be completely eliminated. Federal, state and local laws and regulations govern the use, manufacture, storage, handling and disposal of hazardous materials. Compliance with these laws and regulations is necessary and expensive. Current or future environmental regulations may impair our research, development or production efforts by imposing substantial costs on our business. In addition, we may be required to pay fines, penalties or damages in the event of noncompliance with these laws or the exposure of individuals to hazardous materials. Further, any accident could partially or completely shut down our research and manufacturing facilities and operations.

OUR SALES COULD BE AFFECTED BY THIRD-PARTY REIMBURSEMENT POLICIES AND POTENTIAL
  COST CONSTRAINTS

    Our sales could be adversely affected by changes in reimbursement policies of governmental or private health care payors. In the U.S., health care providers such as hospitals and physicians that purchase diagnostic products generally rely on third party payors, principally private health insurance plans, federal Medicare and state Medicaid, to reimburse all or part of the cost of the procedure. We believe that the overall escalating cost of medical products and services has led to and will continue to lead to increased pressures on the health care industry, both foreign and domestic, to reduce the cost of products and services, including our products. Given the efforts to control and reduce health care costs in the U.S. in recent years, there can be no assurance that currently available levels of reimbursement will continue to be available in the future for our existing products or products under development. Third-party reimbursement and coverage may not be available or adequate in either U.S. or foreign markets, current reimbursement amounts may be decreased in the future and future legislation, regulation or reimbursement policies of third-party payors may reduce the demand for our products or our ability to sell our products on a profitable basis.

IF WE ARE NOT ABLE TO MANAGE OUR GROWTH STRATEGY, OUR EARNINGS MAY BE ADVERSELY
  AFFECTED

    We anticipate increased growth in the number of employees, the scope of operating and financial systems and the geographic area of our operations as new products are developed and commercialized. This growth may divert management's attention from other aspects of our business, and will place a strain on existing management, as well as operational, financial and management information systems. To manage this growth, we must continue to implement and improve our operational and financial systems and to train, motivate, retain and manage our employees. Furthermore, we may expand into markets in which we have less experience or incur higher costs. Should we encounter difficulties in managing these tasks, our growth strategy may suffer and our sales and earnings could be adversely affected.

OUR BUSINESS COULD BE NEGATIVELY AFFECTED BY THE LOSS OF KEY PERSONNEL OR OUR
  INABILITY TO HIRE QUALIFIED PERSONNEL

    Our future success depends in part on our ability to retain our key technical, sales, marketing and executive personnel and our ability to identify and hire additional qualified personnel. Competition for these personnel is intense and if we are not able to retain existing key personnel, or identify and hire additional qualified personnel, our business could be negatively impacted.

WE ARE EXPOSED TO RISKS OF SIGNIFICANT PRODUCT LIABILITY WHICH, IF NOT COVERED
  BY INSURANCE, COULD HAVE AN ADVERSE EFFECT ON OUR PROFITS

    There is a risk of product liability claims arising from our testing, manufacturing and marketing of medical diagnostic devices, both those currently being marketed as well as those under development. Potential product liability claims may exceed the amount of our insurance coverage or may be excluded from coverage under the terms of our policy. Also, if we are held liable, our existing insurance may not be renewed at the same cost and level of coverage as presently in effect, or may not be renewed at all. If we are held liable for a claim against which we are not indemnified or for damages exceeding the limits of our insurance coverage, that claim could have a material negative effect on our results of operations.

OUR EARNINGS MAY BE ADVERSELY AFFECTED IF WE EXPERIENCE DIFFICULTIES INTEGRATING
  ACQUIRED COMPANIES OR TECHNOLOGIES AFTER THE ACQUISITION

    We may experience difficulties integrating our own operations with those of companies or technologies that we have acquired or we may acquire, and there can be no assurance that we will realize the benefits and cost savings that we believe the acquisition will provide or that these benefits will be achieved within the time frame we anticipate. The acquisitions may distract management from day-to-day business and may require other substantial resources. We may incur restructuring and integration costs from combining other operations or technologies with ours. These costs may be substantial and may include costs for employee severance, relocation and disposition of excess assets and other acquisition related costs. These costs could have a negative effect on profits.

WE FACE RISKS RELATING TO OUR INTERNATIONAL SALES AND FOREIGN OPERATIONS

    Our products are sold internationally, including to customers in Europe. Sales to foreign customers accounted for 25%, 21% and 22% of our net sales for the year ended December 31, 2000, the nine months ended December 31, 1999, and the year ended March 31, 1999, respectively, and are expected to continue to account for a significant percentage of our net sales. Moreover, in November 2001, we will commence manufacture of our urinalysis products in Germany. International sales and manufacturing operations are subject to inherent risks. These risks include:

    - exposure to currency exchange fluctuations;

    - longer payment cycles;

    - greater difficulty in accounts receivable collection;

    - compliance with foreign laws;

    - changes in regulatory requirements;

    - tariffs or other barriers;

    - difficulties in obtaining export licenses;

    - difficulties in staffing and managing foreign operations;

    - reduced protection for, and enforcement of, intellectual property rights;

    - political and economic instability;

    - transportation delays; and

    - potentially adverse tax consequences.

    Even that portion of our international sales which is negotiated for and paid in U.S. dollars is subject to currency risks, since changes in the values of foreign currencies relative to the value of the U.S. dollar can render our products comparatively more expensive. These exchange rate fluctuations could negatively impact international sales of our products and our anticipated foreign operations, as could changes in the general economic conditions in those markets. In calendar 2000, the value of major European currencies dropped against the U.S. dollar. To date, we have not reflected that change in currency value in our selling prices. In order to maintain a competitive price for our products in Europe, however, we may have to provide discounts or otherwise effectively reduce our prices, resulting in a lower margin on products sold in Europe. Continued change in the values of European currencies or changes in the values of other foreign currencies could have a negative impact on our business, financial condition and results of operations. Although we do not currently hedge against exchange rate fluctuations, any measures we take to hedge against exchange rate fluctuations may not adequately protect us from their potential harm.

WE RELY ON A CONTINUOUS POWER SUPPLY TO CONDUCT OUR OPERATIONS, AND CALIFORNIA'S
  CURRENT ENERGY CRISIS COULD DISRUPT OUR OPERATIONS AND INCREASE OUR EXPENSES

    California is in the midst of an energy crisis that could disrupt our operations and significantly increase our expenses. In the event of an acute power shortage, that is, when power reserves for the State of California fall below 1.5%, California has on some occasions implemented, and may in the future continue to implement, rolling blackouts throughout California. We currently have a backup generator with limited capacity. We have no alternate source of power in the event of a blackout, and our current insurance does not provide coverage for any damages we or our customers may suffer as a result of any interruption in our power supply. If blackouts interrupt our power supply, we would be temporarily unable to continue operations at our facilities. Any such interruption in our ability to continue operations at our facilities could damage our reputation, harm our ability to retain existing customers and to obtain new customers, and could result in lost revenue, any of which could substantially harm our business and results of operations. Furthermore, our utility expenses have increased substantially and could continue to be negatively impacted by the California energy crisis.

FUTURE SALES BY EXISTING STOCKHOLDERS COULD DEPRESS THE MARKET PRICE OF OUR
  COMMON STOCK AND MAKE IT MORE DIFFICULT FOR US TO SELL STOCK IN THE FUTURE

    As of March 30, 2001 we had outstanding 28,147,069 shares of common stock. We have a substantial number of shares that are issuable upon the exercise of warrants and options. Sales of any substantial number of shares of our common stock in the public market may have an adverse effect on the market price of our common stock. Any sustained sales of shares by our existing or future stockholders or any increase in the average volume of shares traded in the public market may adversely affect the market price of our common stock. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate.

OUR STOCK PRICE HAS FLUCTUATED AND MAY CONTINUE TO FLUCTUATE WIDELY

    The market price of our common stock has fluctuated substantially in the past. Between March 31, 2000 and March 31, 2001, the price of our common stock, as reported on the Nasdaq National Market, has ranged from a low of $3.25 to a high of $8.50. The market price of our common stock will continue to be subject to significant fluctuations in the future in response to a variety of factors, including:

    - future announcements concerning our business or that of our competitors or customers;

    - the introduction of new products or changes in product pricing policies by us or our competitors;

    - litigation regarding proprietary rights or other matters;

    - change in analysts' earnings estimates;

    - developments in the financial markets;

    - quarterly fluctuations in operating results; and

    - general conditions in the POC diagnostic testing industry.

    Furthermore, stock prices for many companies, and high technology companies in particular, fluctuate widely for reasons that may be unrelated to their operating results. Those fluctuations and general economic, political and market conditions, such as recessions or international currency fluctuations, may adversely affect the market price of our common stock.

    In the past securities class action litigation often has been brought against a company following periods of volatility in the market price of its securities. Companies in high technology industries are particularly vulnerable to this kind of litigation due to the high volatility of their stock prices.

Accordingly, we may in the future be the target of securities litigation. Securities litigation could result in substantial costs and could divert our management's attention and resources.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus contains some "foward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 and information relating to us that are based on the beliefs of our management, as well as assumptions made by and the information currently available to our management. When used in this prospectus, the words "estimate," "project," "believe," "anticipate," "intend," "expect" and similar expressions are intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in these forward-looking statements, including those risks discussed in this prospectus.

    You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. Except for special circumstances in which a duty to update arises when prior disclosure becomes materially misleading in light of subsequent events, we do not intend to update any of these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

                                USE OF PROCEEDS

    We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders.

                              SELLING STOCKHOLDERS

    The shares of our common stock covered by this prospectus were issued to former shareholders and certain optionholders of Litmus, in a transaction in which Litmus became a wholly owned subsidiary of ours. In a series of private transactions, we issued approximately 3,250,000 shares of our common stock to former shareholders and certain optionholders of Litmus, pursuant to the terms of the merger agreement between us and Litmus. Of these shares, 2,486,514 shares are the subject of this prospectus. The remaining 763,486 shares issued in connection with the merger are subject to an escrow agreement as security against breaches of certain representations and warranties made by Litmus. Of these escrowed shares, 32,580 have been released to us from escrow, due to a cash payment made by us to a third party on behalf of Litmus for financial advisory fees, and 730,906 remain in escrow. Under a registration rights agreement dated December 8, 2000, we agreed to register the shares that were not placed in escrow and maintain the effectiveness of the registration statement until the earlier of one year from effectiveness or the date on which all the shares covered by this prospectus have been sold. For more information on distribution of the shares, see "Plan of Distribution" on page 16 of this prospectus. The selling stockholders may from time to time offer and sell pursuant to this prospectus any or all of the 2,486,514 shares of our common stock. However, almost all of these shares are prohibited from being sold until June 6, 2001, pursuant to lock-up agreements executed by us and certain of the selling stockholders. The table below describes, as of March 30, 2001, the number of shares of our common stock covered by this prospectus that each selling stockholder beneficially owns. The term "selling stockholders" includes the holders listed below and their transferees, pledgees, donees or other successors. We have prepared this table based upon information furnished to us by or on behalf of the selling stockholders.

    The selling stockholders confirmed at the time they acquired the shares listed below that they acquired the shares for investment purposes only and not with a view toward their resale, and acknowledged the existence of restrictions on resale that apply to these shares. This offering relates only to the sale of shares held or to be held by the selling stockholders named in the following table. Since the date on which they provided us with the information below, the selling stockholders may have sold, transferred or otherwise disposed of some or all of their shares of our common stock in transactions exempt from the Securities Act's registration requirements.

                                                                                     SHARES BENEFICIALLY
                                                                                     OWNED IF ALL SHARES
                                              SHARES BENEFICIALLY      NUMBER OF       BEING REGISTERED
                                            OWNED PRIOR TO OFFERING      SHARES          ARE SOLD(2)
                                            ------------------------     BEING      ----------------------
                                             NUMBER OF                 REGISTERED   NUMBER OF
SELLING STOCKHOLDERS                          SHARES      PERCENT(1)    FOR SALE     SHARES     PERCENT(1)
--------------------                        -----------   ----------   ----------   ---------   ----------
Mary Lynne Ament..........................       3,684          *          2,847         837          *
Terrence Andreasen........................       5,577          *          4,310       1,267          *
Jason Barzilay............................       3,928          *          3,036         892          *
Beacon Fiduciary Advisors, Inc............      73,673          *         56,937      16,736          *
Alison P. Bisno...........................       3,684          *          2,847         837          *
Alexander Blass...........................       1,964          *          1,518         446          *
Constance Blass O'Neill Trust #3..........       7,367          *          5,694       1,673          *
Constance Blass O'Neill, Trustee for
  Amanda Beverly O'Neill..................       2,947          *          2,278         669          *
Constance Blass O'Neill, Trustee for
  Isabel Leaman O'Neill...................       2,947          *          2,278         669          *
Constance Blass O'Neill, Trustee for
  John Blass O'Neill......................       2,947          *          2,278         669          *
Constance Blass O'Neill, Trustee for
  Kristen Patricia O'Neill................       2,947          *          2,278         669          *

                                                                                     SHARES BENEFICIALLY
                                                                                     OWNED IF ALL SHARES
                                              SHARES BENEFICIALLY      NUMBER OF       BEING REGISTERED
                                            OWNED PRIOR TO OFFERING      SHARES          ARE SOLD(2)
                                            ------------------------     BEING      ----------------------
                                             NUMBER OF                 REGISTERED   NUMBER OF
SELLING STOCKHOLDERS                          SHARES      PERCENT(1)    FOR SALE     SHARES     PERCENT(1)
--------------------                        -----------   ----------   ----------   ---------   ----------
Gus Blass II..............................      80,538          *         62,242      18,296          *
Gus Blass III.............................      22,190          *         17,149       5,041          *
Gus Blass III Keough Account..............      36,836          *         28,468       8,368          *
Patricia B. Blass.........................       7,367          *          5,694       1,673          *
Rebecca Blass.............................         982          *            759         223          *
Charlotte & Curt Bradbury.................       3,684          *          2,847         837          *
Marian B. Buccafurni......................     319,617       1.14%       247,009      72,608          *
Marian Buccafurni & Paul Lawrence.........       3,684          *          2,847         837          *
Harriet Calhoun Stephens Trust............       2,211          *          1,709         502          *
Capital Properties, Ltd...................      85,088          *         65,759      19,329          *
C.E. Unterberg, Towbin LLC................       4,910          *          3,795       1,115          *
John Chan & Lily W. Chan..................       3,684          *          2,847         837          *
William H. Chan, MD.......................      14,735          *         11,388       3,347          *
William H. Chan, MD & Janet Wong, DDS.....       8,840          *          6,832       2,008          *
Aulena Chaudhuri..........................       4,169          *          3,222         947          *
Sally Chew................................       7,367          *          5,694       1,673          *
Betsy Cohen...............................       6,098          *          4,713       1,385          *
CooperSurgical Acquisition Corp...........   1,473,453       5.23%     1,138,725     334,728       1.19%
Coral Partners............................       3,684          *          2,847         837          *
Coral Two Corporation.....................      11,051          *          8,541       2,510          *
Steve Costella............................         540          *            417         123          *
Eric Daniel...............................       3,684          *          2,847         837          *
Peter Davis...............................      15,750          *         12,172       3,578          *
Lou De Amicis.............................       4,065          *          3,141         924          *
Alan Dror, MD.............................      10,020          *          7,743       2,277          *
William W. R. Elder.......................       3,684          *          2,847         837          *
Webb J. Engman & Marie J. Engman..........       1,179                       911         268          *
Douglas Engman Fires & Patricia J.
  Fires...................................       1,179          *            911         268          *
Leroy Fong & Julie Fong...................       3,684          *          2,847         837          *
Donald Freedlander........................       3,684          *          2,847         837          *
Regina Gindin.............................       5,893          *          4,555       1,338          *
Richard Giss..............................       1,473          *          1,138         335          *
Robert Giss...............................       1,473          *          1,138         335          *
Vernon Giss...............................       1,473          *          1,138         335          *
Warren Giss...............................       1,473          *          1,138         335          *
Henry & Sheila Gladstone..................       3,684          *          2,847         837          *
Carol Green...............................       5,893          *          4,554       1,339          *
William F. Green..........................         148          *            114          34          *
Carol Hall................................       1,220          *            943         277          *
RMH, III Age 21 Trust.....................         982          *            759         223          *
WSW Hamilton Age 21 Trust.................         982          *            759         223          *
Robert M. Hamilton, Jr....................      11,051          *          8,541       2,510          *
Michealle Havenhill.......................         414          *            320          94          *
Henry Heines..............................       7,749          *          5,988       1,761          *
Mark Herrman..............................       7,367          *          5,694       1,673          *
Gail Highberg.............................       1,584          *          1,224         360          *

                                                                                     SHARES BENEFICIALLY
                                                                                     OWNED IF ALL SHARES
                                              SHARES BENEFICIALLY      NUMBER OF       BEING REGISTERED
                                            OWNED PRIOR TO OFFERING      SHARES          ARE SOLD(2)
                                            ------------------------     BEING      ----------------------
                                             NUMBER OF                 REGISTERED   NUMBER OF
SELLING STOCKHOLDERS                          SHARES      PERCENT(1)    FOR SALE     SHARES     PERCENT(1)
--------------------                        -----------   ----------   ----------   ---------   ----------
Thomas Ingram.............................       1,964          *          1,518         446          *
Joan Irwin................................         737          *            569         168          *
J. Chasnoff Joint Venture #6..............       5,893          *          4,554       1,339          *
Roland Jang...............................      18,928          *         14,628       4,300          *
Jeffrey Jones.............................         148          *            114          34          *
Stanley Keller............................       7,367          *          5,694       1,673          *
Bill Kirsch...............................         540          *            417         123          *
The Lampert Irrevocable Trust Julie Bell,
  Trustee.................................       1,473          *          1,138         335          *
Roland Lampert............................      68,470          *         52,915      15,555          *
Ellen B. Laner Trust......................       7,367          *          5,694       1,673          *
Leah Lawrence.............................       4,658          *          3,600       1,058          *
Paul J. Lawrence..........................     391,790       1.39%       302,786      89,004          *
Diem Le...................................          28          *             22           6          *
Sheng Fen Li..............................         330          *            255          75          *
Peter Ly..................................       5,225          *          4,038       1,187          *
Douglas H. Martin.........................       2,947          *          2,278         669          *
Dennis McGee..............................       1,989          *          1,537         452          *
Robert McGee..............................         148          *            114          34          *
Glen McLaughlin...........................      19,054          *         14,726       4,328          *
Glen Wallace McLaughlin...................       3,684          *          2,847         837          *
MH Fund, Inc..............................      35,363          *         27,329       8,034          *
Allen Misher..............................      29,761          *         23,000       6,761          *
Karen Morrical............................       1,473          *          1,138         335          *
Mark Morris...............................       2,434          *          1,881         553          *
William Muttera...........................       1,220          *            943         277          *
Teresa M. Nippes..........................       4,065          *          3,141         924          *
Debbie Nishijima..........................         428          *            331          97          *
Norman Family Investments LP..............       4,715          *          3,644       1,071          *
Rebecca O'Brien...........................       4,269          *          3,299         970          *
Robert O'Callaghan........................         589          *            455         134          *
Constance O'Neill.........................       3,928          *          3,036         892          *
David M. O'Malley.........................       4,065          *          3,141         924          *
John O'Malley.............................      73,808          *         57,040      16,768          *
John A. O'Malley, Jr......................       4,065          *          3,141         924          *
Robert D. O'Malley........................       4,065          *          3,141         924          *
Joseph Ogrinc.............................         295          *            228          67          *
Patrick B. Parmelee.......................         148          *            114          34          *
Perry O. Parmelee & Joan W. Parmelee,
  Trustees of the Parmelee Trust U/D/T Dtd
  5/24/93.................................       2,211          *          1,709         502          *
Robert Pena...............................          21          *             16           5          *
Lawrence S. Phillips......................      36,836          *         28,468       8,368          *
Roxane Phillips...........................       1,473          *          1,138         335          *
Scott Read................................       1,291          *            998         293          *
James Reinsch.............................         237          *            183          54          *

                                                                                     SHARES BENEFICIALLY
                                                                                     OWNED IF ALL SHARES
                                              SHARES BENEFICIALLY      NUMBER OF       BEING REGISTERED
                                            OWNED PRIOR TO OFFERING      SHARES          ARE SOLD(2)
                                            ------------------------     BEING      ----------------------
                                             NUMBER OF                 REGISTERED   NUMBER OF
SELLING STOCKHOLDERS                          SHARES      PERCENT(1)    FOR SALE     SHARES     PERCENT(1)
--------------------                        -----------   ----------   ----------   ---------   ----------
Cynthia Robbins-Roth......................       1,220          *            943         277          *
William Rohn..............................         295          *            228          67          *
Louis Rosen & Vivan B. Rosen..............       7,367          *          5,694       1,673          *
Hank Sakai................................       5,893          *          4,554       1,339          *
Julie A. Saunders.........................       1,473          *          1,138         335          *
Heresh Shah...............................       6,098          *          4,713       1,385          *
Donny Shapiro.............................         186          *            144          42          *
David Shockey.............................       4,065          *          3,141         924          *
Ben Simon.................................       3,928          *          3,036         892          *
Arthur Small, Jr..........................       5,009          *          3,871       1,138          *
J. G. Stuckey.............................       1,473          *          1,138         335          *
David Sutton..............................       3,169          *          2,449         720          *
Bess Stephens Family Trust................      35,363          *         27,329       8,034          *
Jackson T. Stephens Trust One.............      20,628          *         15,942       4,686          *
Warren A. Stephens & Harriet C. Stephens
  Childrens Trust.........................       3,684          *          2,847         837          *
Warren A. Stephens, Trustee of the Warren
  A. Stephens Trust.......................       8,840                     6,832       2,008          *
Mya Myat Tun..............................         212          *            164          48          *
Barry Waxman..............................       3,684          *          2,847         837          *
Gordon A. Wong, MD & Merrily F. Wong......      25,785          *         19,927       5,858          *
Gordon Wong, MD...........................       3,684          *          2,847         837          *
Elmar Zanflorin...........................       3,684          *          2,847         837          *

------------------------

*   Less than 1%.

(1) Computed based on 28,147,069 shares of common stock outstanding as of March 30, 2001.

(2) Assumes all of the shares of common stock that may be offered hereunder are sold.

                    RELATIONSHIPS WITH SELLING STOCKHOLDERS

    As part of our acquisition of Litmus, we entered into certain agreements with key employees and related parties of Litmus who are among the selling stockholders listed above. Among these are the following material agreements:

    - A consulting, severance and general release agreement with Marian Buccafurni, which provides that its terms must remain confidential.

    - An employment agreement with Paul Lawrence, under which Mr. Lawrence is to be employed as Vice President and Chief Technology Officer for two years, with compensation consisting of an annual salary of $190,000, a signing bonus of $50,000, and an option to purchase 200,000 shares of our common stock.

    - We paid a $1.0 million license fee to an affiliate of CooperSurgical Acquisition Corp., for the co-exclusive right to sell Litmus products in the U.S.

    - In connection with the acquisition of Litmus, we leased a facility from an affiliate of Capital Properties, Ltd. The lease is for nine years with total future rental payments of approximately $8.6 million.

    Other than these agreements, there have been no material relationships or agreements between us and the selling stockholders within the last three years.

                              PLAN OF DISTRIBUTION

    The selling stockholders can use this prospectus to sell the shares at any time while the prospectus is in effect, unless the shares are subject to other resale restrictions or we have notified the selling stockholders that the prospectus is not available at that particular time. The selling stockholders in their discretion will determine if, when and how they will sell the shares they own. We do not know when or whether the selling stockholders will offer their shares for sale to the public. However, almost 100% of our shares of common stock subject to this prospectus are prohibited from being sold or otherwise disposed of by certain of the former Litmus shareholders until June 6, 2001, under lock-up agreements between these former Litmus shareholders and us. Any sales by the selling stockholders may occur in one or more of the following types of transactions (including block transactions):

    - transactions on the Nasdaq National Market or any other organized market or quotation system where the shares may be traded,

    - privately negotiated transactions between a selling stockholder and a purchaser, or

    - transactions effected with or through a broker-dealer acting as either agent or principal.

    These transactions may involve the transfer of the shares upon exercise or settlement of put or call options, the covering of short sales or loaning of the shares to others to effect short sales or a combination of such methods. If a broker-dealer is used in the sale of shares, that person may solicit potential purchasers. The shares may also be transferred as a gift or as a result of a pledge, or may be sold to a broker-dealer acting as principal. These persons may then sell the shares to another person, either directly or through another broker-dealer, subject to compliance with the requirements of the Securities Act.

    The price at which sales of the shares occur may be based on market prices or may be negotiated between the parties to such sales, and the consideration may be cash or another form negotiated between the parties. Transactions in the shares may be effected by brokers, dealers or agents engaged by the selling stockholders. Broker-dealers acting as agents or principals may be paid compensation in the form of discounts, concessions or commissions from the selling stockholder and/or from the purchasers of the shares, or both. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of shares will be paid by the selling stockholder and/or the purchasers. Brokers, dealers or other agents may be deemed to be "underwriters" within the meaning of the Securities Act. Any profits on the resale of shares by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on it under the Securities Act.

    The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares, if required, we will file a supplement to this prospectus.

    If the selling stockholders use this prospectus for any sale of the shares, they will be subject to the prospectus delivery requirements of the Securities Act. For transactions effected on or through the Nasdaq National Market, those requirements may be satisfied by our delivery of copies of this prospectus to the Nasdaq National Market in compliance with Securities Act Rule 153. Instead of using this prospectus for any sale of the shares, a selling stockholder may resell shares in compliance with the criteria and requirements of Securities Act Rule 144.

    The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the selling stockholder.

    We have agreed to pay certain of the costs, expenses and fees of preparing, filing and maintaining this prospectus and the registration statement of which this prospectus is a part, but we will not receive any proceeds from sale of the shares subject to this prospectus. We have also agreed, under a registration rights agreement, to keep the registration statement, of which this prospectus and any subsequent prospectuses constitute a part, effective until the earlier of one year after effectiveness or until all the shares covered by this registration statement have been sold. Pursuant to the registration rights agreement, we will extend the effective period of this prospectus if, during the effective period, we suspend the effectiveness of the prospectus for reasons specified in the registration rights agreement with the selling stockholders. Also pursuant to the registration rights agreement, we have agreed to indemnify the selling stockholders, and the selling stockholders have agreed to indemnify us, and each has agreed to indemnify other persons named or described in the registration rights agreement, against various liabilities, including liabilities under the federal Securities Exchange Act and state securities laws.

    We intend to distribute copies of this prospectus to the record holders of our shares covered by this prospectus promptly following the effective date of the registration statement of which this prospectus forms a part. We also intend to distribute copies of any supplemented or revised prospectuses to the selling stockholders.

                                 LEGAL MATTERS

    The validity of the shares of common stock covered by this prospectus will be passed upon by Gibson, Dunn & Crutcher LLP, 4 Park Plaza, Jamboree Center, Irvine, California 92614.

                                    EXPERTS

    The audited consolidated financial statements and schedule of Quidel Corporation and the audited financial statements of Litmus Concepts, Inc. incorporated by reference in this prospectus and elsewhere in the registration statement, to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP, independent public accountants and are included herein in reliance upon the authority of said firm as experts in giving said reports.

    The consolidated statements of operations, stockholders' equity and cash flows incorporated by reference in this prospectus and elsewhere in the registration statement, to the extent and for the periods indicated their report, have been audited by Ernst and Young LLP, independent auditors, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read or copy any document that we file with the Securities and Exchange Commission at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information about the Public Reference Room by calling the Securities and Exchange Commission for more information at 1-800-SEC-0330. Our filings are also available at the Securities and Exchange Commission's web site at http://www.sec.gov.

    We filed a registration statement on Form S-3 with the Securities and Exchange Commission that covers the sale of the shares offered in this prospectus. This prospectus is part of that registration statement, but does not include all of the information included in the registration statement. You should refer to the registration statement for additional information about us and the shares offered in this prospectus. Statements that we have made in this prospectus relating to any document filed as an exhibit to the registration statement or any document incorporated by reference into the registration statement may not be complete. You should review the referenced document itself for a complete understanding of its terms.

    The Securities and Exchange Commission allows us to "incorporate by reference" the information that we have filed with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Later information that we file with the Securities and Exchange Commission automatically will update and supersede the information contained in this prospectus. We are incorporating by reference the documents listed below and any future filings that we will make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

     1. Our Annual Report on Form 10-K for the year ended December 31, 2000, filed on April 2, 2001.

     2. Our Proxy Statement for the Annual Meeting of Shareholders set for May 23, 2001, filed on April 17, 2001.

     3. Our Form 8-K/A filed on February 21, 2001.

     4. The description of our common stock contained in the Registration Statement on Form 8-A dated February 28, 1983, including any amendment or report filed for the purpose of updating such description.

     5. The description of our Preferred Stock Purchase Rights contained in our Registration Statement on Form 8-A filed on January 13, 1997, including any amendment or report filed for the purpose of updating such description.

    We will provide to you, without charge, a copy of the documents that we have incorporated by reference in this prospectus (other than exhibits to such documents unless those exhibits are specifically incorporated by reference into this prospectus). Written or oral requests for documents should be directed to Investor Relations, at 10165 McKellar Court, San Diego, CA 92121 (Telephone:
(858) 552-1100).

    You should only rely on the information included in or incorporated by reference into this prospectus. We have not authorized anyone to provide you with additional or different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date of that document.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

SEC registration fee........................................  $  2,089
Printing fees...............................................    20,200
Legal fees and expenses.....................................    50,000
Accounting fees and expenses................................    50,000
Blue Sky fees and expenses..................................     1,500
Miscellaneous expenses......................................     2,000
                                                              --------
*Total......................................................  $125,789*
                                                              ========

------------------------

*   This amount is an estimate that is subject to future contingencies.

    The foregoing expenses will be paid in 2001. Additional expenses where material will be reported, if necessary, by amendment to this registration statement. We will bear all the expenses listed above in connection with the preparation and filing of the registration statement. The selling stockholders will bear all other expenses incurred in the sale or other disposition of the shares registered hereby, including, but not limited to, brokers' commissions and other selling expenses, and any other out-of-pocket expenses incurred by the selling stockholders.

ITEM 15  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145(a) of the General Corporation Law of the State of Delaware (the "DGCL") provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful.

    Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted under similar standards to those set forth above, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

    Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsection (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith;

that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against such officer or director and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

    Article 10 of Quidel's Certificate of Incorporation provides for indemnification of directors, officers, employees and other agents to the maximum extent permitted by the DGCL. As permitted by Section 102(b) (7) of the DGCL, our Bylaws provide that we shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of us), and whether brought by a third party or by us or in the right of us, by reason of the fact that he is or was a director or officer of us or subsidiary of us or is or was serving at the request of us as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of us, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. No indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to Quidel unless and only to the extent that a court of competent jurisdiction has determined upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court has deemed proper.

    To the extent that a person who may be entitled to indemnification has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the Bylaws, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith. Expenses incurred in defending or settling a civil or criminal action, suit or proceeding by an individual who may be entitled to indemnification shall be paid by us in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it ultimately is determined that no indemnification is owed.

    To implement the provisions of the DGCL, our Certificate of Incorporation and our Bylaws, we have entered into Indemnification Agreements with each of our directors and officers. The provisions of the Indemnification Agreements parallel the portions of the Bylaws described above. Under the Indemnification Agreements, however, our indemnification obligation does not apply under these additional circumstances: claims where the officer or director (a) is adjudged to be liable to us (unless a court of competent jurisdiction determines that indemnification is proper); (b) initiated or brought the claim voluntarily (except certain proceedings to establish or enforce a right to indemnification);
(c) has instituted any proceedings to enforce or interpret the Indemnification Agreements, if a court of competent jurisdiction determines that each of the material assertions in the proceeding was not made in good faith or was frivolous; (d) is paid directly under an insurance policy maintained by us; or
(e) is required to account for profits in fact made from the purchase or sale of securities of us under Section 16(b) of the Exchange Act. Absent the Indemnification Agreements, the indemnification that might be available to directors and officers could be changed by amendment to our Certificate of Incorporation and Bylaws. In the event of changes, after the date of such Indemnification Agreements, in any applicable law, statute or rule which expands the right of a Delaware corporation to indemnify a member of its board of directors or an officer, such changes shall be, IPSO FACTO, within the purview of the rights and obligations under the Indemnification Agreements. We may seek directors and officers liability insurance against the cost of defense, settlement or payment of a judgment under certain circumstances.

ITEM 16  EXHIBITS.

    Set forth below is a list of the exhibits filed as part of this Registration
Statement:

     EXHIBIT NO.                                  EXHIBIT
---------------------   ------------------------------------------------------------
         2.1            Agreement and Plan of Merger dated as of October 30, 2000, among Litmus Concepts, Inc., Quidel Corporation, and Litmus
                        Acquisition Corporation, as amended by that certain
                        amendment dated as of December 7, 2000 (incorporated by
                        reference to Exhibit 2.1 to Quidel's Current Report on Form
                        8-K filed on December 22, 2000).

         4.1            Certificate of Incorporation, as amended (incorporated by
                        reference to Exhibit 3.1 to Quidel's Current Report on Form
                        8-K dated February 26, 1991).

         4.2            Certificate of Designations of the Series B Preferred Stock
                        (incorporated by reference to Exhibit 4.1 to Quidel's
                        Current Report on Form 8-K dated January 5, 1995).

         4.3            Certificate of Designation of Rights, Preferences,
                        Privileges and Restrictions of Series C Junior Participating
                        Preferred Stock (incorporated by reference to Exhibit A of
                        Exhibit 1 to Quidel's Registration Statement on Form 8-A
                        filed on January 13, 1997).

         4.4            Bylaws, as amended (incorporated by reference to Exhibit 3.2 to Quidel's Current Report on Form 8-K filed on August 9,
                        2000).

         4.5            Rights Agreement dated as of December 31, 1996 between the
                        Company and American Stock Transfer & Trust Company, as
                        Rights Agent (incorporated by reference to Exhibit 1 to
                        Quidel's Registration Statement on Form 8-A filed on January
                        13, 1997).

         4.6            Registration Rights Agreement, dated as of December 8, 2000, by and between Quidel and Richard L. Sherman, acting as
                        securityholder agent for the former Litmus shareholders and certain optionholders (incorporated by reference to Exhibit
                        B of Exhibit 2.1 to Quidel's Current Report on Form 8-K
                        filed on December 22, 2000).

         5.1            Opinion of Gibson, Dunn & Crutcher LLP as to the legality of the securities registered hereby.*

        23.1            Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit
                        5.1).

        23.2 Consent of Arthur Andersen LLP, independent public accountants.*

        23.3            Consent of Ernst & Young LLP, independent auditors.*

        24.1 Power of Attorney (contained on the signature page of this Registration Statement).

------------------------

  * Filed herewith.

ITEM 17  UNDERTAKINGS.

    The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume or securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        PROVIDED, HOWEVER, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities as that time shall be deemed to be the initial BONA FIDE offering thereof;

    (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit's plan annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons controlling the Company pursuant to the provisions described in Item 15 above, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURE

    Pursuant to the requirements of the Securities Act of 1933, as amended, I certify that I have reasonable grounds to believe that our Corporation meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on April 20, 2001.

                                                       QUIDEL CORPORATION

                                                       By:            /s/ CHARLES J. CASHION
                                                            -----------------------------------------
                                                                        Charles J. Cashion
                                                                 SENIOR VICE PRESIDENT CORPORATE
                                                                           OPERATIONS,
                                                              CHIEF FINANCIAL OFFICER AND SECRETARY
                                                                 (PRINCIPAL FINANCIAL OFFICER AND
                                                                  PRINCIPAL ACCOUNTING OFFICER)

                               POWER OF ATTORNEY

    Each person whose signature appears below constitutes and appoints Charles
J. Cashion and Andre de Bruin his or her true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for him or her and his or her name, place and stead, at any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, all with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, with full powers and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that all said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

    Date: April 20, 2001

             /s/ ANDRE DE BRUIN                           /s/ CHARLES J. CASHION
--------------------------------------------   --------------------------------------------
               Andre de Bruin                               Charles J. Cashion
           CHIEF EXECUTIVE OFFICER              SENIOR VICE PRESIDENT CORPORATE OPERATIONS,
       (PRINCIPAL EXECUTIVE OFFICER);              CHIEF FINANCIAL OFFICER AND SECRETARY
         VICE CHAIRMAN OF THE BOARD                  (PRINCIPAL FINANCIAL OFFICER AND
                                                       PRINCIPAL ACCOUNTING OFFICER)

           /s/ RICHARD C.E. MORGAN                          /s/ JOHN D. DIEKMAN
--------------------------------------------   --------------------------------------------
             Richard C.E. Morgan                         John D. Diekman, DIRECTOR
            CHAIRMAN OF THE BOARD

             /s/ THOMAS A. GLAZE                          /s/ MARGARET G. MCGLYNN
--------------------------------------------   --------------------------------------------
          Thomas A. Glaze, DIRECTOR                    Margaret G. McGlynn, DIRECTOR

             /s/ MARY LAKE POLAN                            /s/ FAYE WATTLETON
--------------------------------------------   --------------------------------------------
          Mary Lake Polan, DIRECTOR                      Faye Wattleton, DIRECTOR

              /s/ GEORGE DUNBAR
--------------------------------------------
           George Dunbar, DIRECTOR

                                 EXHIBIT INDEX

     EXHIBIT NO.                                  EXHIBIT
---------------------   ------------------------------------------------------------
         2.1            Agreement and Plan of Merger dated as of October 30, 2000, among Litmus Concepts, Inc., Quidel Corporation, and Litmus
                        Acquisition Corporation, as amended by that certain
                        amendment dated as of December 7, 2000 (incorporated by
                        reference to Exhibit 2.1 to Quidel's Current Report on Form
                        8-K filed on December 22, 2000).

         4.1            Certificate of Incorporation, as amended (incorporated by
                        reference to Exhibit 3.1 to Quidel's Current Report on Form
                        8-K dated February 26, 1991).

         4.2            Certificate of Designations of the Series B Preferred Stock
                        (incorporated by reference to Exhibit 4.1 to Quidel's
                        Current Report on Form 8-K dated January 5, 1995).

         4.3            Certificate of Designation of Rights, Preferences,
                        Privileges and Restrictions of Series C Junior Participating
                        Preferred Stock (incorporated by reference to Exhibit A of
                        Exhibit 1 to Quidel's Registration Statement on Form 8-A
                        filed on January 13, 1997).

         4.4            Bylaws, as amended (incorporated by reference to Exhibit 3.2 to Quidel's Current Report on Form 8-K filed on August 9,
                        2000).

         4.5            Rights Agreement dated as of December 31, 1996 between the
                        Company and American Stock Transfer & Trust Company, as
                        Rights Agent (incorporated by reference to Exhibit 1 to
                        Quidel's Registration Statement on Form 8-A filed on January
                        13, 1997).

         4.6            Registration Rights Agreement, dated as of December 8, 2000, by and between Quidel and Richard L. Sherman, acting as
                        securityholder agent for the former Litmus shareholders and certain optionholders (incorporated by reference to Exhibit
                        B of Exhibit 2.1 to Quidel's Current Report on Form 8-K
                        filed on December 22, 2000).

         5.1            Opinion of Gibson, Dunn & Crutcher LLP as to the legality of the securities registered hereby.*

        23.1            Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit
                        5.1).

        23.2 Consent of Arthur Andersen LLP, independent public accountants.*

        23.3            Consent of Ernst & Young LLP, independent auditors.*

        24.1 Power of Attorney (contained on the signature page of this Registration Statement).

------------------------

  * Filed herewith.